UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington D.C., 20549

                                  Form S-8
                           REGISTRATION STATEMENT
                                    Under
                         The Securities Act of 1933

                      Commission file number 000-25523

                               EBAIT, INC.

             (Exact name of registrant as specified in charter)


     California                                     33-0843633
     State of other jurisdiction of              I.R.S. Employer
     incorporation or organization               Identification Number

     2279 Segundo Ct. Suite 4
     Pleasonton, CA                                94588
     Address of Principal Executive Office      Zip Code

      Retainer Stock Plan for Non Employee Directors and Consultants
                          Full Title of the Plan

                               925 462 6280
            Registrants Telephone Number, Including Area Code

                          Brian Dvorak, Esq.
                          3360 W. Sahara Suite 230
                          Las Vegas, NV 89102
               Name and Address of Agent for Service


Title of Securities to   Amount to    Proposed    Proposed      Amount of
be registered                be       maximum      maximum     registration
                         registered   Offering    aggregate        fee
                                     price per    offering
                                      share 2      price
Common Stock (1)          300,000       $1.30      $390,000         $270

1    Represents up to 300,000 shares of common stock to be offered for resale by the persons indicated in the prospectus included as part of this Registration Statement, in addition to the additional shares offered herein.

2    Calculated in accordance with Rule 457 c using the average of the low and high prices for the common stock on October 9, 2001.

PROSPECTUS                   The date of this Prospectus is October 9, 2001


                                   EBAIT, INC.

                   Up to 300,000 Shares of Common Stock
         Received by Directors, Officers, Consultants and Employees


Selling shareholders of EBAIT, INC. Company will offer their shares through the over the counter market or through NASDAQ, if the Companys common stock is then included for quotation on NASDAQ. Selling shareholders, if control persons, are required to sell their shares in accordance with the volume limitations of Rule 144 under the Securities Act of 1933, which limits sales by each selling shareholder in any one quarter period to the greater of 1% of the total outstanding common stock or approximately 200,000 shares after the issuance of the shares herein or the average weekly trading volume of the Companys common stock during the four calendar weeks immediately preceding such sale. It is expected that brokers and dealers effecting transactions will be paid the normal and customary commissions for market transactions; however the Shares may be sold in a private transaction.

The Companys Common Stock is currently quoted on the National Associations of Securities Dealers NASD Over the Counter Bulletin Board OTCBB under the symbol EBAI. On October 9, 2001, the lowest bid price of the common stock was $1.30 per share, the closing low and high prices of shares of Common Stock of the Company were $1.30 and $1.30, respectively. However, the Company considers its Common Stock to be thinly traded and, as a result, any reported sales prices may not be a true market based valuation of the Common Stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the shares of the Common Stock issuable under the terms of the Plan shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

This Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.
The securities offered hereby involve a high degree of risk. See Risk
Factors.

                            SUMMARY OF PROSPECTUS

Item 1.

The Company

This prospectus accompanies reoffers by consultants and employees of the Company of shares of common stock received through the Companys Consultant
and   Employee  Compensation  Plan.  The  Company,  pursuant   to   the   S8
Registration, dated this same date, has registered 300,000 of the Companys common stock, which shares are to be issued pursuant to the Company's Consultant and Employee Stock Compensation Plan. The Companys principal offices are located at 3360 W. Sahara Suite 230, Las Vegas, NV 89102, telephone number 702 732 2253.

     This form S8 contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are necessarily based on certain assumptions and are subject to significant risks and uncertainties. These forward looking statements are based on managements expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future. Actual future performance and results could differ from that contained in or suggested by these forward looking statements as a result of factors set forth in this Form S8 including those sections hereof incorporated by reference from other filings with the Securities and Exchange Commission

                          RISK FACTORS

The purchase of the securities offered hereby is subject to risk. Investors should evaluate these risk factors carefully.

Need for Additional Financing. The Company has been financed through the sale of its common stock. In order to succeed the Company may require additional capital for working capital and for marketing. There can be no assurance that such financing will be available, when required, on acceptable terms.

Markets   Uncertain.  Despite  the  business  experience  of  the   officers,
directors, and principal shareholders of the Company, and the Companys products there can be no assurance that markets for the Companys products will continue to be sizable enough to permit the Company to operate profitably.

Reliance on Management. All decisions with respect to the management of the Company will be made exclusively by its officers and directors. To a large extent, the success of the Company will depend upon the quality of the management provided by its officers and directors.

Dependence upon Key Personnel. The success of the Company will be largely dependent on the personal efforts of key employees, officers, and directors, who are responsible for the development of the business of the Company. If any of the key employees, officers or directors should, for whatever the reason, cease to serve the Company, the Company may find it difficult to find replacements within a short time frame, and thus, the Company's ability to meet its goals could be adversely affected.

Company Capitalization. To the extent that the funding may be insufficient to meet expenses, the Company may be required to obtain the funds through additional borrowings by raising funds through selling equity interests in the Company. Management believes that operating profits can be generated, but both the production of intellectual properties and any return to Shareholders may take considerably longer than anticipated.

                                   PART I

Item 2.

General

EBait, Inc. EBAIT is a California corporation whose purpose is to develop and distribute innovative products. It is a fast growing, world-wide food and trading company, with distribution and access to resources and products around the world. EBAITs core product line is soy and dairy based powdered milk products. Currently EBAITs foremost product is Pride & Joy, an infant formula. Other products that are in various stages of development, patenting, and distribution are discussed in The Product portion of this Summary.

EBAITs core product line is soy and dairy based powdered milk products. EBAIT management believes that customers want our products and will pay for the convenience and higher digestibility of our nutritionally balanced formulas and all natural substitute milk products.

The Companys principal executive offices are located at 3960 Howard Hughes Parkway, Suite 500, Las Vegas, NV 89109, telephone 702 990 3623.

Management
Rendal Williams                 CEO
Darrel Holmes                   President
Don Chairez                     Secretary Treasurer



R. Williams CEO

Mr. Williams is an experienced senior management professional in the food and beverage industry. He has over 18 years experience in marketing and sales and executive management positions with proven performance. To each company, he has brought significant financial returns and advanced to top management positions.

In addition, Mr. Williams has spent much of the last two years in Central
America. He has been working to develop products that are uniquely suited for the developing countries, along with setting up a pilot plant in Guatemala to produce these products.

Mr. Williams current primary effort is to assemble the management team capable of implementing the plans, goals and aspirations of EBAIT. EBAIT is a startup company that has set aggressive goals and, as CEO, Mr. Williams is building a team that shares his vision and will work together to achieve them. His management style promotes vigorous interaction among team members, and facilitates problem solving. He is working to coordinates the varied activities of EBAIT and promoting a fast paced organization capable of responding quickly to market opportunities.

Mr. Williams will evaluate business opportunities for EBAIT and determine the best course for the company. He is currently evaluating new products, joint ventures, acquisitions and other collaborations that make sense for the company and move the company quickly toward its goals.

In addition to strong senior management qualifications, Mr. Williams brings to BFI demonstrated experience in business planning, and new products ideas that will provide every opportunity for BFI to meet its aggressive goals and make the company a success.

D. Holmes President

Darrel L. Holmes is an accomplished executive with over 22 years experience in the medical diagnostics, biotech, environmental, and food and beverage industries. He has extensive experience in plant operations, product development, regulatory interface primarily the FDA which also regulates
EBAIT and senior management. Mr. Holmes has managed technical manufacturing sites with over 100 people under his supervision and operations producing over 80 million dollars in annual sales. Mr. Holmes has a degree in Biology with numerous post graduate classes, seminars and certifications. He is capable in technical as well as regulatory and management areas. He is a hand on manager who continually seeks to make improvements, build teamwork within an organization and produce high quality products, on schedule, for an acceptable profit.

Mr. Holmes is an excellent problem solver whose innovative and resourceful management style make him well suited to lead and motivate employees and manage a company.

Mr. Holmes has held executive positions with companies all involved in scientific endeavors. He is a proven technical manager and has expanded the sales and production efficiencies everywhere he has worked. As part of his technical capabilities, he has been directly responsible for operating and managing all technical operations for diagnostics and biotech companies and he will perform similar functions as Vice President of Operations and President for BFI. He has been responsible for aseptic and sterile reagent manufacturing, filling, labeling, packaging and distribution.

In past employment, Mr. Holmes has operated a large bottled water company, setting up a cell biology division for a leading biotech company, and managing an established medical diagnostics company with excellent success. He understands inventory management and computer controls. He works closely with managers and supervisors to assure that adequate systems are in place to monitor control and improve business and technical departments to assure the operations continuity, profitability and success.


Statement of Corporate Positions
Mothers Milk:

EBAIT acknowledges that mothers natural milk is the best possible source of nutrition for infants up to one year old. The products sold are not intended to undermine natural breast-feeding. EBAITs products are intended provide infant nourishment if the mother is unable or chooses not to provide breast milk. EBAIT will work with industry, national, local and global agencies to ensure its products are produced and marketed in a manner to provide a safe and nutritional alternative to mothers milk, if the mother chooses not to breast-feed or the child is unable to accept mothers milk.

Projections and Forward Looking Statements:

This statement includes projections of future results and forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 as amended the Securities Act, and Section 21E of the Securities Exchange
Act of 1934 as amended the Exchange Act. All statements that are included in this Registration Statement, other than statements of historical fact, are forward looking statements. Although Management believes that the expectations reflected in these forward looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this Statement, including, without limitation, in conjunction with those forward looking statements contained in this Statement.


There  are  no family relationships between any of the above persons.
Legal Proceedings

     The Company is not currently involved in any legal proceedings.

Properties.

      EBAIT maintains its administrative offices at 3960 Howard Hughes Pkwy, Suite 500, Las Vegas, NV 89109.


                            OFFERING SHAREHOLDERS

The  following  table lists the shares of Company common  stock  held  by Randal J. Lanham, Esq., the percentage  held  by him,  and the shares currently proposed to be reoffered by them pursuant  to this Prospectus.
317:
                                                  Percent
                                                  Before       Percent of
                     Number of     New Shares    Offering     Total After
Shareholder          Shares  1      Offered         2         Offering
Randal J. Lanham, Esq.  0           300,000          0%            1.5%

       TOTAL                        300,000

1   Includes  interest  held in other entities whereby  Shareholder  has  a controlling interest.
2  Rounded to nearest percentage.

                                   PART II

Item 3. Information with Respect to the Company

This prospectus is accompanied by the Companys Form 10KSB, and its latest 10QSB Quarterly Reports filed subsequent thereto, for quarter ending March 30, 2001. These Annual, Quarterly and Current Reports, as well as all other reports filed by the Company pursuant to Sections 13a, 13c, 14 or 15d of the Securities Exchange Act of 1934, are hereby incorporated by reference in this prospectus and may be obtained upon the oral or written request of any person to the Company at 3960 Howard Hughes Pkwy, Suite 500, Las Vegas, NV 89109 telephone number 702 990 3623.

Incorporation of Documents by Reference.

The registrant incorporates the following documents by reference in this Registration Statement:

a. The registrants Form 10SB12B filed February 2, 2001
b. The registrants Form 10SB12B/A filed 2/6/2001
c. The registrants Form 10SB12G/A filed 3/9/2001
d. The registrants Quarterly Report on Form 10-QSB filed 5/3/2001 e The registrants Quarterly Report on Form 10-QSB filed 8/14/2001 f.The registrants Current Report on 8 K filed 8/29/2001
g.The registrants Current Report on 8 K filed 8/31/2001

Item 4. Description of Securities

General

Common Stock

     The Companys Articles of Incorporation authorizes the issuance of 25,000,000 shares of common stock, $.001 par value per share, of which 20,000,000 shares were outstanding as of the date of this filing. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders and have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Companys common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non assessable.

Preferred Stock

The Company has no plans to issue Preferred Stock.

Item 5.  Interests of Named Experts and Counsel

     None prior to this Prospectus.

Item 6. Indemnification

     The Articles of Incorporation for the Company do contain provisions for indemnification of the officers and directors. The State Of Nevada provides as follows:

      Every person who was or is a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she with whom he or she is a legal representative, is or was a director of the Corporation, or who is serving at the request of the Corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss including attorneys fees, judgments, fines, and amounts paid or to be paid in a settlement reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right and which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the Corporation as incurred and in advance of the final deposition of the action, suit, or proceeding must be paid by the Corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

     Without limiting the application of the foregoing, the Board of Directors may adopt By Laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer.
Item 8. Exhibits.

3.1  Articles of Incorporation of registrant 1.
3.2  Bylaws 2.
5 Opinion of Brian Dvorak, Attorney at law, regarding legality of shares being issued 3.


Item 9. Undertakings.

The undersigned registrant hereby undertakes:

1   To  file, during any period in which offers or sales are being made,  a post effective amendment to this registration statement:
          i   To include any prospectus required by section 10a3 of the
          Securities Act of 1933;
          ii To reflect in the prospectus any facts or events arising after the effective date of the registration statement or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
          iii      To include any material information with respect to  the
          plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including but not limited to any addition or election of a managing underwriter.

2 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

3 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Companys annual report pursuant to Section 13a or 15d of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15d of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement referring to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by the Company in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 8th day of October, 2001.

EBAIT, INC.

By :s Darrel Holmes
      Darrel Holmes, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 8, 2001.

Signature              Title                                   Date

s   Darrel Holmes      President                       October 8, 2001
    Darrel Holmes

s   Rendal Williams    Director                        October 8, 2001
    Rendal Williams

                                  EXHIBIT 5
                           Opinion and Consent of
                               Brian Dvorak

ATTORNEY AT LAW
                                            Telephone 702 794 4992
                                            Facsimile 702 932 5214
BRIAN DVORAK



3360 W. Sahara Suite 230, Las Vegas, NV 89102
                                        October 9, 2001

Mr. Darrel Holmes
President
EBAIT, INC.
3960 Howard Hughes Pkwy Suite 500
Las Vegas, NV 89109

     RE: REGISTRATION STATEMENT ON FORM S8

Dear Mr. Holmes:

You have requested our opinion as to the legality of the registration by you, EBAIT, INC. (the Corporation) of up to 300,000 shares of Common Stock the shares pursuant to a Registration Statement, dated August 3, 2001, on Form S8 the Registration Statement to be filed on August 7, 2001:

As your counsel we have reviewed and examined:

1. The Articles of Incorporation of the Corporation, as amended the Articles;

2. The Bylaws of the Corporation, as certified by the Secretary of the Corporation;

3.   The Resolutions of the corporation authorizing the registration;

4.   The minute book of the Corporation;

5.  The Consultant and Employee Stock Compensation Plan; and

6. Such other matters as we have deemed relevant in order to form our opinion.

In giving our opinion, we have assumed without investigation the authenticity of any document or instrument submitted to us as an original, the conformity to the original of any document or instrument submitted to us as a copy, and the genuineness of all signatures on such originals or copies.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Shares, if issued and sold as described in the Registration Statement (provided that at least par value is paid for the shares): i will have been duly authorized, legally issued, fully paid and nonassessable, ii when issued will be a valid and binding obligation of the corporation, and iii do not require a permit from any governmental agency. Our opinion is subject to the qualification that no opinion is expressed herein as to the application of the state securities or Blue Sky laws.

This Opinion is furnished by us as counsel to you and is solely for your benefit. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without our prior written consent.

Notwithstanding the above, we consent to the use of our opinion in regards to the Request to Transfer Agent for transfer of the above referred to shares.




                                        Yours Very Truly,


                                        s Brian Dvorak

                                        Brian Dvorak